USA Video Featured on Digital Media Investor Podcasts on Watermarking Technology and Anti-Piracy Initiatives and Industry Trends

Niantic, Connecticut – June 15, 2009

USA Video Interactive Corporation (NASDAQ OTCBB: USVO; TSX: US; BSE/Frankfurt: USF) today announced that it is being featured with DigitalMediaStocks.com (www.digitalmediastocks.com), an investor and industry portal for the digital media sector within Investorideas.com, to provide investors following the digital media sector and the watermarking industry with informative investor podcasts that provide insight into the industry and technology trends of today and the future.

USA Video is currently developing a new educational series for the industry and investors on watermarking and anti-piracy technology solutions.

Featured Digital Media Pocasts:

1. Investor Podcast with Gerry Kaufhold, founder and Principal Analyst at In-Stat's Converging

Markets and Technologies Information Research Service:

Digital media companies discussed in the interview include watermarking company, USA Video

Interactive Corp.(OTCBB: USVO; TSX: US.V), Philips Electronics ( Market, News ) Data Mark Technologies (http://www.datamark-tech.com), Twentieth Century Fox Home Entertainment, a subsidiary of Twentieth Century Fox Film Corporation, a News Corp. company ( Market, News ) and CBS Corp.'s,

(Market, News) planned $1.8 billion acquisition of CNET Networks Inc.

Mr. Kaufhold has successfully predicted some notable technology trends, including the growth of CD-ROM s for personal computers, as well as market shares for worldwide unit shipments of MPEG-related semiconductor devices. Discussing trends moving forward, Mr. Kaufhold notes "three key areas of growth for emerging digital content include: Blue Ray Optical Discs and Blue Ray TV and Movie titles  coming from the studios, Social Networks with  high definition video sharing and electronic delivery of high quality digital media."

To Listen to the Podcast/Audio Interview:

http://s3.amazonaws.com/static.investorideas.com/podcasts/2008/051608a.mp3

2. Investor Podcast with Patrick Gregston, Business Development Director of USA Video Interactive Corp:

USA Video designs and markets technology for delivery of digital media and developed its MediaEscort(TM), MediaSentinel(TM) and SmartMark(TM) digital watermarking products and technology for producers and distributors to invisibly protect their content.

Mr. Gregston updates listeners on previously announced news that Twentieth Century Fox Home Entertainment implemented MediaEscort(TM), to protect the Studio's filmed entertainment content, and where the company is at today in terms of adjusting and fine tuning the application for them.

To Listen to the Podcast/Audio Interview:

http://s3.amazonaws.com/static.investorideas.com/podcasts/2008/110308a.mp3

3. Investor Podcast with Patrick Gregston, Business Development Director of USA Video Interactive Corp:

In a previous DigitalMediaStocks.com interview, Patrick Gregston of USA Video Interactive Corp. provides listeners with the significance of Twentieth Century Fox Home Entertainment's implementation of MediaEscort(TM). MediaEscort(TM) is currently being deployed to protect the Studio's filmed entertainment content that is streamed via the Internet to its various trade business partners in advance of DVD availability.

To Listen to the Podcast/Audio Interview:

http://s3.amazonaws.com/static.investorideas.com/podcasts/2008/041008a.mp3

For All Press Inquires:  Please call (860) 739 – 8030; extension 4

About MediaEscort™: MediaEscort™ is an industry first, IP-centric, real-time online watermarking product, with its own administrative infrastructure fully integrated into customer’s video servers. It will automatically and seamlessly embed SmartMarks—imperceptible forensic information in every frame of video content—during Internet delivery, providing the proof courts need to protect intellectual property rights, indicting and convicting the individuals who steal the original material. Using MediaEscort, copyright holders are able to protect their content without restricting the fair uses of legitimate customers. MediaEscort’s SmartMarks work across all distribution and presentation channels and technologies.  It seamlessly provides an entire system for piracy protection without frustrating consumers, who will continue to have the freedom to enjoy content in their own way.  In addition, MediaEscort has the ability to support all major codecs in the industry, while preserving the SmartMarks, and the process is fully compatible with DRM.

About USVO: USA Video Interactive Corporation (USVO) designs and markets technology for delivery of digital media. USVO developed its MediaEscort™, MediaSentinel™ and SmartMark™ digital watermarking products and technologies to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Niantic, Connecticut, 06357 Telephone (860) 739 – 8030;

Facsimile (860) 739 - 8070; Canada Office: 507 – 837 West Hastings Street, Vancouver, BC V6C 3N6. Trading symbol on the OTCBB:

USVO; Trading symbol on the TSX Venture Exchange: US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF. CUSIP

902924208. For more information contact (860) 739 – 8030 or contact@usvo.com.

The press release may contain forward-looking statements. Actual results may differ materially from those projected in any forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described. MediaEscort, MediaSentinel and SmartMark are trademarks of USA Video Interactive Corp. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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